SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
March 23, 2005

COMMUNITY FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Virginia	0-18265	54-1532044
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

38 North Central Avenue, Staunton, Virginia	24401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (540) 886-0796

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01. Entry into a Material Definitive Agreement.

         On March 23, 2005, the Compensation Committee of the Board of Directors set fiscal 2006 salaries for the named executive officers of the Company for the Company's 2006 fiscal year and determined 2005 bonuses to be paid to the named executive officers, which were ratified by the entire Board of Directors on the same date. The 2006 salaries (effective April 1, 2005) and 2005 cash bonuses to be paid to the Company's named executive officers are as follows:

Executive Officer	Title	2006 Salary	2005 Cash Bonus
P. Douglas Richard	President & CEO	$220,000	$50,000
R. Jerry Giles	Senior Vice President & CFO	115,000	35,000
Benny N. Werner	Senior Vice President	113,000	35,000
Norman C. Smiley, III	Senior Vice President	122,000	35,000
Chris P. Kyriakides	Senior Vice President	128,000	35,000

Salary increases and bonuses, as determined by the Compensation Committee, are discretionary; however, the Compensation Committee reviews compensation paid by some of the Company's peers, as well as the overall financial performance of the Company and the individual performance of its executive officers in making compensation determinations.

          At the meeting of the Compensation Committee on March 23, 2005, the Committee also extended the employment agreements for Messrs. Richard and Kyriakides, and the severance agreements for Messrs. Giles, Smiley or Werner, for an additional one-year term.

          On March 23, 2005, the Compensation Committee of the Board of Directors set director fees for service on the Board of Directors and Board committees, effective April 1, 2005, as follows:  Directors of the Company currently are not paid for services on the Board of Directors of Community Financial. The Chairman of the Board of Community Bank, the principal operating subsidiary of the Company, receives a retainer fee of $2,000 per month and does not receive additional compensation for attending committee meetings. All other non-employee directors of Community Bank receive a director's retainer fee of $1,000 per month and a meeting fee of $200 for each committee meeting attended, except for the Chairman of the Audit Committee who receives $400 for each audit committee meeting attended.

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SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY FINANCIAL CORPORATION
Date: March 28, 2005	By:	/s/ R. Jerry Giles R. Jerry Giles Senior Vice President and Chief Financial Officer (Duly Authorized Officer)